Ensco plc 6 Chesterfield Gardens London, England W1J 5BQ www.enscoplc.com	Press Release

Ensco plc Reports First Quarter 2013 Results

Earnings Per Share Grew 18% on Record Revenues
Record $12 Billion Revenue Backlog
Increased Cash Dividend 33% to $2.00 Per Share Annually
#1 in Total Customer Satisfaction for Third Consecutive Year
ENSCO 8506 and ENSCO DS-6 Commenced Drilling Operations
Contracted ENSCO DS-7 Ultra-Deepwater Drillship and ENSCO 121 Premium Jackup
Sold An Additional Rig As Part of Continuous High-Grading Strategy
LONDON--(BUSINESS WIRE)--Ensco plc (NYSE: ESV) reported diluted earnings per share from continuing operations of $1.36 in first quarter 2013, compared to $1.20 per share in first quarter 2012. Discontinued operations primarily related to rigs and other assets no longer on the Company's balance sheet resulted in a loss of $0.05 per share a year ago. Diluted earnings per share increased 18% year to year to $1.36 from $1.15 in first quarter 2012.
Earnings increased $52 million to $317 million and operating income grew 17% to $402 million on record revenues of $1.150 billion in first quarter 2013. These increases were driven by a $28,000 increase in the average day rate and a 6% increase in floater rig days as new rigs were added to the active fleet.
Chairman, President and Chief Executive Officer Dan Rabun stated, “During the quarter, ENSCO 8506, the final rig in the ENSCO 8500 Series®, began work for Anadarko in the U.S. Gulf of Mexico. ENSCO DS-6, our fourth Samsung DP3 drillship, commenced drilling operations for BP in Angola. In both cases, these ultra-deepwater assets started multi-year programs for repeat customers reinforcing the advantages that fleet standardization provides for us and our customers.”
Mr. Rabun added, “We also contracted two of our newbuild rigs during the quarter. ENSCO DS-7, our fifth Samsung ultra-deepwater drillship, was contracted to Total in Angola for three years. ENSCO 121, our second ENSCO 120 Series ultra-premium jackup, was contracted to Wintershall in the North Sea for two years. Given continued strong customer demand, we recently ordered ENSCO 110, a premium jackup with delivery scheduled for early 2015.”
Mr. Rabun concluded, “We were once again gratified to learn that our customers rated Ensco #1 in total customer satisfaction in the independent survey conducted by EnergyPoint Research. Receiving this designation for the third year in a row is recognition of the hard work and dedication of our offshore crews and onshore personnel worldwide.”
Revenues grew 13% to $1.150 billion in first quarter 2013 from $1.021 billion a year ago. The addition of ENSCO 8505, ENSCO 8506 and ENSCO DS-6 to the active fleet and an increase in average day rates for the jackups segment contributed to this increase.
Contract drilling expense was $561 million, up from $502 million in first quarter 2012. A growing active floater fleet drove this increase along with an increase in labor costs as expected.
Depreciation expense was $149 million, compared to $136 million a year ago. The $13 million increase was mostly due to more rigs in the active fleet. General and administrative expense was $38 million in first quarter 2013 and first quarter 2012.

Interest expense in first quarter 2013 was $39 million, net of $18 million of interest that was capitalized, compared to interest expense of $35 million in first quarter 2012, net of $23 million of interest that was capitalized.

Segment Highlights

Floaters
Floater revenues were $719 million in first quarter 2013, up 12% from $639 million a year ago. The commencement of ENSCO 8505, ENSCO 8506 and ENSCO DS-6 contributed to this growth. The average day rate increased to $380,000 from $350,000 in first quarter 2012 and the number of rig days increased 6% year to year due to the addition of three newbuild floaters. Utilization declined to 83% from 85% a year ago primarily due to previously reported downtime prompted by a vendor notice regarding inspection and replacement of connector bolts.
Floater contract drilling expense was $345 million in first quarter 2013, up from $313 million in first quarter 2012. A growing active floater fleet contributed to this increase along with a previously anticipated increase in labor costs.

Jackups
Jackup revenues grew 14% to $411 million, up from $360 million a year ago. The increase was due mostly to a $17,000 increase in the average day rate to $117,000, driven by a broad-based pickup in customer demand around the world. Utilization was 88% compared to 91% a year ago, resulting primarily from more planned shipyard days during first quarter 2013 versus first quarter 2012. Contract drilling expense increased $26 million to $200 million, due in part to an increase in labor costs as expected.

Other
Other is composed of managed drilling rig operations. Revenues decreased to $20 million from $22 million in first quarter 2012 due to a $10,000 decline in average day rates. Contract drilling expense was $16 million, unchanged from a year ago.

	First Quarter

(in millions of $,	Floaters			Jackups			Other			Reconciling Items		Consolidated Total
except %)	2013	2012	Chg	2013	2012	Chg	2013	2012	Chg	2013	2012	2013	2012	Chg

Revenues	719.2	639.3	12%	410.5	359.8	14%	20.2	21.5	(6)%	—	—	1,149.9	1,020.6	13%
Operating expenses
Contract drilling	344.9	312.9	10%	200.2	173.6	15%	15.7	15.7	—%	—	—	560.8	502.2	12%
Depreciation	107.1	91.0	18%	40.3	41.4	(3)%	—	—	—%	1.6	3.6	149.0	136.0	10%
General and admin.	—	—	—%	—	—	—%	—	—	—%	37.8	38.2	37.8	38.2	(1)%
Operating income (loss)	267.2	235.4	14%	170.0	144.8	17%	4.5	5.8	(22)%	(39.4)	(41.8)	402.3	344.2	17%

Strong Financial Position - 31 March 2013
Ensco maintained a strong financial position:

•	$12 billion of contracted revenue backlog excluding bonus opportunities

•	Long-term debt-to-capital ratio of 28%

•	$1.9 billion of available revolving credit facilities

•	$562 million of cash and cash equivalents

EVP and Chief Financial Officer Jay Swent commented, “We raised our regular dividend 33% during the first quarter to $2.00 per share annually, and this month, we ordered an additional jackup, showing once again our ability to invest further in our fleet while returning additional capital to shareholders.”
Mr. Swent added, “Ensco now has seven rigs under construction that are scheduled for delivery over the next two years. We also sold another jackup rig during the first quarter. This continuous high-grading strategy will help us to maintain our #1 customer satisfaction scores.”
Ensco will conduct a conference call at 10:00 a.m. Central Time (4:00 p.m. London time) on Tuesday, 30 April 2013 to discuss first quarter 2013 results. The call will be webcast live at www.enscoplc.com. Interested parties may listen to the call by dialing (866) 524-3160 from within the United States and +1 (412) 317-6760 from outside the U.S. Please ask for the Ensco conference call. It is recommended that participants call fifteen minutes before the scheduled start time.

A replay of the conference call will be available by telephone one hour after the completion of the call through 13 May 2013 by dialing (877) 344-7529 or, if calling from outside the U.S. +1 (412) 317-0088 (Conference ID 10025928). A webcast replay, MP3 download and transcript of the call will be available at www.enscoplc.com.

Ensco plc (NYSE: ESV) brings energy to the world as a global provider of offshore drilling services to the petroleum industry. For more than 25 years, the company has focused on operating safely and exceeding customer expectations. Ensco is ranked #1 for total customer satisfaction with top honors in 10 separate categories in the most recent annual survey by EnergyPoint Research. Operating the world's newest ultra-deepwater fleet and largest fleet of active premium jackups, Ensco has a major presence in the most strategic offshore basins across six continents. Ensco plc is an English limited company (England No. 7023598) with its registered office and corporate headquarters located at 6 Chesterfield Gardens, London W1J 5BQ. To learn more, visit our website at www.enscoplc.com.

Statements contained in this press release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include words or phrases such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “could,” “may,” “might,” “should,” “will” and similar words and specifically include statements regarding expected financial performance, effective tax rate, day rates and backlog; the timing of delivery, mobilization, contract commencement, relocation or other movement of rigs; and general market, business and industry conditions, trends and outlook.  Such statements are subject to numerous risks, uncertainties and assumptions that may cause actual results to vary materially from those indicated, including downtime and other risks associated with offshore rig operations, relocations, severe weather or hurricanes; changes in worldwide rig supply and demand, competition and technology; future levels of offshore drilling activity; governmental action, civil unrest and political and economic uncertainties; terrorism, piracy and military action; risks inherent to shipyard rig construction, repair, maintenance or enhancement; possible cancellation or suspension of drilling contracts as a result of mechanical difficulties, performance or other reasons; the outcome of litigation, legal proceedings, investigations or other claims or contract disputes; governmental regulatory, legislative and permitting requirements affecting drilling operations; our ability to attract and retain skilled personnel on commercially reasonable terms; environmental or other liabilities, risks or losses; debt restrictions that may limit our liquidity and flexibility; our ability to realize the expected benefits from our redomestication and actual contract commencement dates.  In addition to the numerous factors described above, you should also carefully read and consider “Item 1A. Risk Factors” in Part I and “Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations” in Part II of our most recent annual report on Form 10-K, as updated in our subsequent quarterly reports on Form 10-Q, which are available on the SEC's website at www.sec.gov or on the Investor Relations section of our website at www.enscoplc.com.  Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statements, except as required by law.

ENSCO PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2013	2012

OPERATING REVENUES	$1,149.9	$1,020.6

OPERATING EXPENSES
Contract drilling (exclusive of depreciation)	560.8	502.2
Depreciation	149.0	136.0
General and administrative	37.8	38.2
	747.6	676.4

OPERATING INCOME	402.3	344.2

OTHER INCOME (EXPENSE)
Interest income	3.3	5.9
Interest expense, net	(39.2)	(34.6)
Other, net	6.1	2.0
	(29.8)	(26.7)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	372.5	317.5

PROVISION FOR INCOME TAXES	51.7	37.0

INCOME FROM CONTINUING OPERATIONS	320.8	280.5

LOSS FROM DISCONTINUED OPERATIONS, NET	(.9)	(13.1)

NET INCOME	319.9	267.4

NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	(2.8)	(2.0)

NET INCOME ATTRIBUTABLE TO ENSCO	$317.1	$265.4

EARNINGS (LOSS) PER SHARE - BASIC
Continuing Operations	$1.37	$1.21
Discontinued Operations	(0.01)	(0.06)
	$1.36	$1.15

EARNINGS (LOSS) PER SHARE - DILUTED
Continuing Operations	$1.36	$1.20
Discontinued Operations	—	(0.05)
	$1.36	$1.15

NET INCOME ATTRIBUTABLE TO ENSCO SHARES - BASIC AND DILUTED	$313.8	$262.7

WEIGHTED-AVERAGE SHARES OUTSTANDING
Basic	230.3	228.8
Diluted	230.6	229.2

ENSCO PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	March 31, 2013	December 31, 2012
	(Unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$561.8	$487.1
Accounts receivable, net	809.1	811.4
Other	414.0	425.4
Total current assets	1,784.9	1,723.9

PROPERTY AND EQUIPMENT, NET	13,155.2	13,145.6

GOODWILL	3,274.0	3,274.0

OTHER ASSETS, NET	378.4	421.8

	$18,592.5	$18,565.3

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and accrued liabilities and other	$797.9	$942.2
Current maturities of long-term debt	47.5	47.5
Total current liabilities	845.4	989.7

LONG-TERM DEBT	4,783.3	4,798.4

DEFERRED INCOME TAXES	346.8	351.7

OTHER LIABILITIES	548.4	573.4

TOTAL EQUITY	12,068.6	11,852.1

	$18,592.5	$18,565.3

ENSCO PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(Unaudited)

	Three Months Ended
	March 31,
	2013	2012

OPERATING ACTIVITIES
Net income	$319.9	$267.4
Adjustments to reconcile net income to net cash provided by operating activities:
Discontinued operations, net	.9	13.1
Depreciation expense	149.0	136.0
Other	(14.0)	6.0
Changes in operating assets and liabilities	(113.7)	133.1
Net cash provided by operating activities of continuing operations	342.1	555.6

INVESTING ACTIVITIES
Additions to property and equipment	(168.3)	(764.1)
Other	.9	5.1
Net cash used in investing activities of continuing operations	(167.4)	(759.0)

FINANCING ACTIVITIES
Cash dividends paid	(116.5)	(86.8)
Proceeds from exercise of share options	13.4	11.9
Reduction of long-term borrowings	(7.1)	(7.1)
Commercial paper borrowings, net	—	75.0
Other	(5.5)	(3.6)
Net cash used in financing activities of continuing operations	(115.7)	(10.6)

DISCONTINUED OPERATIONS
Operating activities	.2	(8.3)
Investing activities	15.5	—
Net cash provided by (used in) discontinued operations	15.7	(8.3)

Effect of exchange rate changes on cash and cash equivalents	—	.5

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	74.7	(221.8)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	487.1	430.7

CASH AND CASH EQUIVALENTS, END OF PERIOD	$561.8	$208.9

ENSCO PLC AND SUBSIDIARIES
OPERATING STATISTICS
(Unaudited)

	First Quarter		Fourth Quarter
	2013	2012	2012

Rig Utilization(1)

Floaters	83%	85%	83%
Jackups	88%	91%	87%

Total	86%	89%	86%

Average Day Rates(2)

Floaters	$379,801	$349,942	$367,718
Jackups	117,268	99,618	111,459

Total	$209,824	$182,462	$199,025

(1)
Rig utilization is derived by dividing the number of days under contract by the number of days in the period. Days under contract equals the total number of days that rigs have earned a day rate, including days associated with compensated downtime and mobilizations. For newly-constructed or acquired rigs, the number of days in the period begins upon commencement of drilling operations for rigs with a contract or when the rig becomes available for drilling operations for rigs without a contract.

(2)
Average day rates are derived by dividing contract drilling revenues, adjusted to exclude certain types of non-recurring reimbursable revenues, lump sum revenues and revenues attributable to amortization of drilling contract intangibles, by the aggregate number of contract days, adjusted to exclude contract days associated with certain mobilizations, demobilizations, shipyard contracts and standby contracts.

Contacts
Ensco plc
Investor Contacts:
Sean O'Neill, 713-430-4607
Vice President - Investor Relations and Communications

or
Nick Georgas, 713-430-4490
Manager - Investor Relations

or
Media Contact:
Alice Brink, 713-430-4658
Manager - Communications